Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 27, 2000 relating to the financial statements and financial statement schedule which appears in Merrill Corporation's 424(b)(3) prospectus filed on May 17, 2000.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

St. Paul, Minnesota
May 17, 2000